CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 438 to Registration Statement No. 333-62298 on Form N-1A of our report dated April 29, 2014, relating to the financial statements and financial highlights of Snow Capital Small Cap Value Fund and Snow Capital Opportunity Fund (the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the year ended February 28, 2014, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Milwaukee, Wisconsin
June 16, 2014